Exhibit 10.4

INTELLECTUAL PROPERTY

CROSS-LICENSE AGREEMENT

by and among

BORGWARNER INC.

and

DELPHI TECHNOLOGIES IP LIMITED

and

PHINIA TECHNOLOGIES, INC.

and

BORGWARNER LUXEMBOURG OPERATIONS S.A.R.L.

Dated as of June 30, 2023

i

ii

This INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT (this “IP License Agreement”) dated as of June 30, 2023 (“Effective Date”), is by and among BORGWARNER INC., a Delaware corporation (“Parent”), and DELPHI TECHNOLOGIES IP LIMITED, a Barbados limited company, on the one hand, and PHINIA TECHNOLOGIES, INC., a Delaware corporation, and BORGWARNER LUXEMBOURG OPERATIONS S.À.R.L., a Luxembourg société à responsabilité limitée, on the other hand (collectively, the “Parties,” or each, individually, a “Party”).

RECITALS

WHEREAS, Parent and PHINIA Inc. (“SpinCo”) have entered into that certain Separation and Distribution Agreement (the “Separation Agreement”);

WHEREAS, pursuant to the Separation Agreement, Parent and SpinCo have agreed to deliver, or cause to be delivered, executed copies of this IP License Agreement on or prior to the Distribution Date (as defined in the Separation Agreement);

WHEREAS, the Parent Licensors (as defined below) wish to grant to the SpinCo Licensee (as defined below), and the SpinCo Licensee wishes to be granted, certain licenses under the Parent Licensed IP (as defined below) in accordance with and subject to the terms and conditions of this IP License Agreement; and

WHEREAS, the SpinCo Licensors (as defined below) wish to grant to the Parent Licensee (as defined below), and the Parent Licensee wishes to be granted, certain licenses under the SpinCo Licensed IP (as defined below) in accordance with and subject to the terms and conditions of this IP License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

Section 1.01           Certain Definitions. Capitalized terms used but not otherwise defined in this IP License Agreement have the meanings set forth in the Separation Agreement. As used in this IP License Agreement, the following terms have the meanings set forth below.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Confidential Information” means all information relating generally or specifically to a Party’s business that is supplied to or obtained by the other Party pursuant to or as a result of this Agreement and that is not generally known in the trade or industry and includes: (i) information, knowledge, trade secrets disclosed by a Party or an Affiliate, including drawings, software, samples, pictures, models, recordings or other tangible or intangible forms, techniques, methods, development specifications, programming instructions and code and proprietary manufacturing processes; (ii) non-published patent applications of Licensor; (iii) business, legal, marketing or sales data or information of Licensor; (iv) information provided by either Party that is marked “confidential”, “proprietary” or with a similar designation; and (v) any other non-public information or data related to the design, development, manufacturing, assembling, operation, distribution or use of the licensed products, Licensed IP or Improvements, in each case, whether disclosed in writing, orally or visually.

“Effective Date” has the meaning set forth in the preamble.

“Electronics Collaboration Agreement” means a certain “Electronics Collaboration Agreement” entered into between BorgWarner PDS (USA) Inc. and PHINIA Technologies Inc. on or around the date of this Agreement under which the respective parties grant each other licenses under their respective Intellectual Property.

“Holding Party” has the meaning set forth in Section 2.08(a).

“Improvement” means, with respect to any Intellectual Property, any improvement, enhancement, derivative work, modification, adaptation, or new application of such Intellectual Property.

“Intellectual Property” means any and all of the following arising under the Laws of any jurisdiction throughout the world: (a) patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and utility models) (“Patents”); (b) copyrights and works of authorship (whether or not copyrightable), and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (c) trade secrets, Know-How, inventions (whether or not patentable), technology, and other confidential and proprietary information (“Trade Secrets”); and (d) other intellectual property and related proprietary rights. For the purposes of this IP License Agreement, Intellectual Property does not include trademarks, service marks, trade dress, trade names, domain names, social media accounts or usernames, or other indicia of source or origin (“Marks”).

“IP License Agreement” has the meaning set forth in the preamble.

“Know-How” means trade secrets and rights in other technical information, including know-how, inventions, algorithms, logic, standard operating conditions and procedures, proprietary processes, formulae, data, databases and other compilations of data, drawings, models and methodologies, including confidential information set forth in laboratory notebooks, laboratory reports, and engineering models and databases (except to the extent such information is covered by any patents), in each case of the foregoing, to the extent confidential and proprietary.

“Know-How Materials” means those written, electronic, computerized, digital or other similar tangible or intangible media to the extent containing or embodying any Know-How licensed under this IP License Agreement.

“Licensed IP” means the Parent Licensed IP or SpinCo Licensed IP, as applicable.

“Licensee” means (a) the relevant SpinCo Licensee with respect to the license rights granted pursuant to Section 2.01, and (b) the relevant Parent Licensee with respect to the license rights granted pursuant to Section 2.02.

“Licensor” means (a) the relevant SpinCo Licensor with respect to the license rights granted pursuant to Section 2.02, and (b) the relevant Parent Licensor with respect to the license rights granted pursuant to Section 2.01.

“Losses” means any loss, liability, damage, cost or expense, including legal fees and expenses, fines, penalties, and interest expenses.

“Parent” has the meaning set forth in the preamble.

“Parent Field” means the following products and services:

(1)	Fuel delivery modules manufactured in Beijing by the Beijing Joint Venture as of or immediately prior to the Distribution Date;

(2)	Dynamic sensors (including digital cam sensors; crank sensors; knock sensors; enhanced canister purge (ECP) valves; high flow ECP valves; and BDS crank sensors) manufactured in Beijing by the Beijing Joint Venture as of or immediately prior to the Distribution Date;

(3)	Port Fuel Injection (PFI) fuel rail assemblies manufactured in Beijing by the Beijing Joint Venture as of or immediately prior to the Distribution Date;

(4)	Starters and alternators manufactured in Korea and China as of or immediately prior to the Distribution Date; and

(5)	Any and all Product/Production Updates to (1) through (4).

“Parent Group” has the meaning set forth in the Separation Agreement.

“Parent Licensed IP” means the Parent Licensed Patents and Parent Licensed Other IP.

“Parent Licensed Other IP” means all Intellectual Property, other than Patents, owned or controlled by any member of the Parent Group as of immediately after the Distribution Date and used or held for use in the SpinCo Business as of or prior to the Distribution Date, including the Copyrights and any Trade Secrets associated with Parent Licensed Patents, including those Copyrights and Trade Secrets set forth on Schedule 4.

“Parent Licensed Patents” means all of the following that are owned or controlled by any member of the Parent Group: (a) the patents and patent applications listed on Schedule 1 (“Scheduled Parent Licensed Patents”); (b) any Patent issuing after the Effective Date that claims priority to any Scheduled Parent Licensed Patent, excluding those claims in any continuation-in-part patent application that are not supported by the disclosure in any Scheduled Parent Licensed Patent; and (c) all foreign equivalents of any of the foregoing.

“Parent Licensee” means BorgWarner Inc.

“Parent Licensors” means BorgWarner Inc. and Delphi Technologies IP Limited.

“Party” or “Parties” has the meaning set forth in the preamble.

“PDS License Agreement” means a certain “Intellectual Property License Agreement” entered into on or prior to the Distribution under which BorgWarner PDS (Anderson) L.L.C. grants BorgWarner PDS Technologies, L.L.C. (f/k/a Remy Technologies, L.L.C.) a license to certain of its Intellectual Property.

“Person” has the meaning set forth in the Separation Agreement.

“Product/Production Updates” means product improvements, production improvement, quality improvement, and changes due to customer request (including design changes), cost savings, value analysis/value engineering (VA/VE), and resourcing for supplier changes.

“Requesting Party” has the meaning set forth in Section 2.08(a).

“Separation Agreement” has the meaning set forth in the recitals.

“SpinCo” has the meaning set forth in the recitals.

“SpinCo Field” means the following products and services:

(1)	oxygen sensors manufactured at the Piracicaba site as of or immediately prior to the Distribution Date,

(2)	smart remote actuators remanufactured in North America,

(3)	cam phasers manufactured at the Gillingham site as of or immediately prior to the Distribution Date,

(4)	starters and alternators, and

(5)	any and all Product/Production Updates to (1) through (4);

provided, that in all cases the SpinCo Field excludes power electronics applications for any electrified stationary applications or electrified mobility applications, including any hybrid vehicles, electric vehicles or other applications exceeding 400 volts.

“SpinCo Group” has the meaning set forth in the Separation Agreement.

“SpinCo Licensed IP” means the SpinCo Licensed Patents and SpinCo Licensed Other IP.

“SpinCo Licensed Other IP” means all Intellectual Property (other than Patents) owned or controlled by any member of the SpinCo Group as of immediately after the Distribution Date and used or held for use in the Parent Business as of or prior to the Distribution Date, including the Copyrights and any Trade Secrets associated with the SpinCo Licensed Patents, including those Copyrights and Trade Secrets set forth on Schedule 3.

“SpinCo Licensed Patents” means all of the following that are owned or controlled by any member of the SpinCo Group: (a) the patents and patent applications listed on Schedule 1 (“Scheduled SpinCo Licensed Patents”); (b) any Patent issuing after the Effective Date that claims priority to any Scheduled SpinCo Licensed Patent, excluding those claims in any continuation-in-part patent application that are not supported by the disclosure in any Scheduled SpinCo Licensed Patent; and (c) all foreign equivalents of any of the foregoing.

“SpinCo Licensee” means PHINIA Technologies, Inc.

“SpinCo Licensors” means PHINIA Technologies, Inc. and BorgWarner Luxembourg Operations S.à.r.l.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Third Party” means any Person who is not a member of the Parent Group or the SpinCo Group.

Article II

License Grants

Section 2.01           License to SpinCo Licensee. Subject to the terms and conditions of this IP License Agreement, Parent Licensors hereby grant, or shall cause one or more of the other Parent Group members to grant, to the SpinCo Licensee a nonexclusive, perpetual, nontransferable (except in accordance with Section 9.01(a)), sublicensable (to the extent permitted in Section 2.03), worldwide, royalty-free, fully paid up license under Parent Licensed IP to make, have made, import, use, offer to sell, sell, and otherwise commercialize products and services solely in the SpinCo Field. Subject to the terms and conditions of this IP License Agreement, the license in, to and under the applicable Parent Licensed IP shall include the right to practice the same to make, have made, import, use, offer to sell, sell, and otherwise commercialize products and services solely in the SpinCo Field. SpinCo Licensee shall not, and shall ensure that all SpinCo sublicensees do not, directly or indirectly, use, practice, or otherwise exploit any Parent Licensed IP outside of the SpinCo Field.

Section 2.02           License to Parent Licensee. Subject to the terms and conditions of this IP License Agreement, SpinCo Licensors hereby grant, or shall cause one or more of the other SpinCo Group members to grant, to the Parent Licensee a nonexclusive, perpetual, nontransferable (except in accordance with Section 9.01(a)), sublicensable (to the extent permitted in Section 2.03), worldwide, royalty-free, fully paid up license under the SpinCo Licensed IP to make, have made, import, use, offer to sell, sell, and otherwise commercialize products and services solely in the Parent Field. Subject to the terms and conditions of this IP License Agreement, the license in, to and under the applicable SpinCo Licensed IP shall include the right to practice the same to make, have made, import, use, offer to sell, sell, and otherwise commercialize products and services solely in the Parent Field. Parent Licensee shall not, and shall ensure that all Parent sublicensees do not, directly or indirectly, use, practice, or otherwise exploit any SpinCo Licensed IP outside of the Parent Field.

Section 2.03           Sublicensing.

(a)            Each Licensee may grant sublicenses under the rights and licenses granted to it under Section 2.01 or Section 2.02, as applicable, to:

(i)            any of its Subsidiaries and Affiliates, through multiple tiers; and

(ii)           any Third Parties in connection with the operation of such Licensee’s business (but not for independent use by any such Third Party) in substantially the same manner that any such licenses were granted by the Licensor to such Licensee, including to customers or end-users in connection with products or services provided by such Licensee, and to manufacturers, suppliers, distributors, contractors, and consultants as necessary or useful to exercise the rights and licenses granted to such Licensee hereunder.

(b)            All sublicenses granted under Section 2.03(a) must be consistent with the applicable terms and conditions of this IP License Agreement and, if granted to a Third Party, in writing. Without limiting the foregoing, all sublicenses must include provisions for protection of Confidential Information at least as stringent as those set forth in Section 5.01. Any sublicense granted to a Third Party under this Section 2.03 must prohibit such Third Party sublicensee from further sublicensing without the prior written consent of Licensor. Licensee is responsible for the compliance of its sublicensees with the terms and conditions of this IP License Agreement, and any act or omission of a sublicensee that would be a material breach of this IP License Agreement if performed by Licensee will be deemed to be a material breach by Licensee.

(c)            All licenses or sublicenses granted to any Person that is a Subsidiary of SpinCo or Parent or an Affiliate of SpinCo Licensee or Parent Licensee will continue only for so long as such Person is a Subsidiary of SpinCo or Parent or an Affiliate of SpinCo Licensee or Parent Licensee, and will automatically and immediately terminate with respect to such Person as of the date it ceases to be a Subsidiary of SpinCo or Parent or an Affiliate of SpinCo Licensee or Parent Licensee.

Section 2.04           Reservation of Rights. All rights not expressly granted by a Party hereunder are reserved by such Party. The rights and licenses granted in Section 2.01 and Section 2.02 are subject to, and limited by, any and all licenses, rights, limitations, and restrictions with respect to Intellectual Property previously granted to or otherwise obtained by any Third Party that are in effect as of the Effective Date.

Section 2.05           Inadvertently Omitted Patents, Copyrights, and Trade Secrets.

(a)            If following the Effective Date, Parent determines that a Patent, Copyright, or Trade Secret owned or controlled by SpinCo or any member of the SpinCo Group immediately following the Effective Date was practiced by Parent or any of its Subsidiaries as of the Effective Date, and such Patent is not listed in Schedule 1 and such Copyright or Trade Secret was not listed in Schedule 3, then on written request from Parent, such Patent, Copyright, or Trade Secret will be deemed for all purposes hereunder to be a SpinCo Licensed IP as of the Effective Date, and Schedule 1 or Schedule 3 (as the case may be) will be amended to include such Patent, Copyright, or Trade Secret.

(b)            If following the Effective Date, a SpinCo Licensee determines that a Patent, Copyright, or Trade Secret owned or controlled by Parent or any member of the Parent Group immediately following the Effective Date was practiced by SpinCo Subsidiaries as of the Effective Date, and such Patent is not listed in Schedule 2 and such Copyright or Trade Secret was not listed in Schedule 4, then on written request from such SpinCo Licensee, such Patent, Copyright, or Trade Secret will be deemed for all purposes hereunder to be a Parent Licensed IP as of the Effective Date, and Schedule 2 or Schedule 4 (as the case may be) will be amended to include such Patent, Copyright, or Trade Secret.

Section 2.06           Intellectual Property Rights under Bankruptcy Code. All rights and licenses granted by any Licensor under this IP License Agreement are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 365(n)). Each Licensor acknowledges that each applicable Licensee has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar Laws with respect to this IP License Agreement, and the subject matter hereof. Without limiting the generality of the foregoing, each Licensor acknowledges and agrees that, if such Licensor or its estate shall become subject to any bankruptcy or similar proceeding, subject to each applicable Licensee’s rights of election under Section 365(n), all rights, licenses, and privileges granted to such Licensee under this IP License Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by such Licensor’s rejection of this IP License Agreement.

Section 2.07           Assignment of Licensed IP. Each Licensor acknowledges, agrees, and covenants that any assignment of any Licensed IP will include a transfer of any applicable license and similar contractual rights or permissions granted to the applicable Licensee in this IP License Agreement.

Section 2.08           Provision of Information.

(a)            If any Party (the “Requesting Party”) reasonably believes that any Know-How Materials are in possession or control of the other Party (such Party, the “Holding Party”) or any of its Affiliates and such Know-How Materials are not in the possession or control of the Requesting Party or any of its Affiliates, and the Requesting Party makes a request in writing during the two (2) year period following the Effective Date that the Holding Party deliver the Know-How Materials to the Requesting Party, the Holding Party shall review such request and, to the extent in the possession or control of the Holding Party or any of its Affiliates, deliver the Know-How Materials to the Requesting Party as promptly as reasonably practicable and in any event within thirty (30) business days of receiving such request from the Requesting Party; provided that, the Holding Party shall notify the Requesting Party within such thirty (30) business day period if it reasonably believes that such request requires a longer period of review to determine if the request concerns licensed Know-How or to locate the applicable Know-How Materials; provided, further, to the extent the request does not constitute licensed Know-How, the Holding Party shall not be required to deliver such Know-How Materials to the Requesting Party, but shall provide the Requesting Party with an explanation in reasonable detail of the basis of such determination and shall make itself and its relevant Affiliates available to discuss in good faith with the Requesting Party.

(b)            For clarity, and notwithstanding anything to the contrary, in no event shall any Licensor or its Affiliates be required hereunder to provide any written, electronic, computerized, digital or other tangible or intangible media to the extent comprising, containing, reflecting or embodying any licensed Know-How that has already been provided to, or is in the possession of, Licensee or its Affiliates.

Section 2.09           Third Party Rights. Notwithstanding anything to the contrary herein, the terms and conditions of this IP License Agreement (including the licenses granted under Sections 2.01 through 2.02 and sublicense rights under Section 2.03) are subject to any and all rights of and obligations owed to any Third Parties with respect to the Licensed IP under any contracts existing as of the Effective Date to which either Licensor or any of its Affiliates or Licensee or any of its Affiliates is a party or is otherwise bound, and to the extent that, as a result of such rights or obligations, any license or other rights granted hereunder: (i) may not be granted without the consent of or payment of a fee or other consideration; or (ii) will cause Licensor or any of its Affiliates or Licensee or any of its Affiliates to be in breach of any of its or their obligations to any Third Party, the applicable licenses and other rights granted hereunder shall only be granted to the extent such consent has been obtained or such fee or other consideration has been paid. The Parties shall use commercially reasonable efforts to obtain any such consents to the extent required to grant Licensee the rights granted hereunder; provided that, (x) the foregoing shall not require the Parties to duplicate any obligations undertaken under the Separation Agreement and (y) notwithstanding anything herein to the contrary, Licensor shall have no obligation to agree to or make any payments or other concessions, except as mutually agreed in writing between the Parties, or participate in any act or omission that will cause Licensor to be in breach of its or their obligations to any Third Party. Notwithstanding the foregoing, Licensee shall not be deemed in breach of this Section 2.09 only if, and for such time, Licensee is not aware of such rights of or obligations owed to such Third Party.

Section 2.10           No Other Rights or Obligations. Except as expressly set forth in this Article II of this IP License Agreement, in the PDS License Agreement, or in the Electronics Collaboration Agreement, this IP License Agreement grants no right or license, whether by implication, estoppel or otherwise, under any intellectual property rights that any Party or any of their Affiliates may own or control now or in the future. Except as expressly set forth in this Article II, nothing contained herein will be construed as an obligation to disclose or deliver any technical information or embodiment of any Licensed IP or to provide any technical assistance or other services or deliverables to any other Party or the members of its Group.

Article III

Intellectual Property Ownership; No Challenge

Section 3.01           Ownership of Licensed IP. As between the Parties, (a) SpinCo Licensee acknowledges and agrees that Parent or a member of the Parent Group owns or controls the Parent Licensed IP; (b) Parent Licensee acknowledges and agrees that SpinCo or a member of the SpinCo Group owns or controls the SpinCo Licensed IP; and (c) each Party acknowledges and agrees that neither such Party nor any of its Subsidiaries, Affiliates, or sublicensees will acquire any ownership rights in the Licensed IP licensed to such Party hereunder.

Section 3.02           Improvements. The ownership of any Improvements to the Licensed Parent IP or the Licensed SpinCo IP, or the subject matter described or claimed therein, that are invented, created, conceived, developed, or otherwise made by or on behalf of any Party or any of its Affiliates after the Effective Date will be determined in accordance with United States patent, copyright, or other applicable intellectual property law. Each Party expressly acknowledges and agrees that no right or license, express or implied, is granted hereunder in or to any Improvements by any Party as the Licensor to any other Party as the Licensee.

Section 3.03           No Challenge.

(a)            Each Parent Licensee shall not do anything inconsistent with any SpinCo Licensor’s ownership of the SpinCo Licensed IP and shall not claim adversely to any SpinCo Licensor, or assist any Third Party in attempting to claim adversely to any SpinCo Licensor, with regards to such ownership. No Parent Licensee shall challenge, in any country or jurisdiction, any SpinCo Licensor’s title to or ownership of the SpinCo Licensed IP or any rights therein, challenge any issuances or application of any Licensed Intellectual Property or challenge the validity of the SpinCo Licensed IP, this IP License Agreement or the license granted herein. However, notwithstanding the above, each Parent Licensee shall be free to challenge any SpinCo Licensor’s title to or ownership of the SpinCo Licensed IP or in any rights therein in the event of any infringement dispute or contractual dispute, in each case, regarding the scope of such Parent Licensee’s rights as between such SpinCo Licensor and such Parent Licensee.

(b)            Each SpinCo Licensee shall not do anything inconsistent with any Parent Licensor’s ownership of the Parent Licensed IP and shall not claim adversely to any Parent Licensor, or assist any Third Party in attempting to claim adversely to any Parent Licensor, with regards to such ownership. No SpinCo Licensee shall challenge, in any country or jurisdiction, any Parent Licensor’s title to or ownership of the Parent Licensed IP or any rights therein, challenge any issuances or application of any Parent Licensed IP or challenge the validity of the Parent Licensed IP, this IP License Agreement or the license granted herein. However, notwithstanding the above, SpinCo Licensee shall be free to challenge any Parent Licensor’s title to or ownership of the Parent Licensed IP or in any rights therein in the event of any infringement dispute or contractual dispute, in each case, regarding the scope of SpinCo Licensee’s rights as between such Parent Licensor and SpinCo Licensee.

Article IV

Prosecution, Maintenance, and Enforcement

Section 4.01           Prosecution and Maintenance. As between the Parties, each Licensor will have the sole and exclusive right, but no obligation, at its own cost and expense, to file, prosecute, and maintain all Patents within the Licensed IP under which such Licensor grants a license to a Licensee hereunder.

Section 4.02           Enforcement. As between the Parties, each Licensor will have the sole and exclusive right, but no obligation, at its own cost and expense, to initiate and control any legal proceeding or take other appropriate action against any infringement or misappropriation of, or to defend against any challenge to, the Licensed IP under which such Licensor grants a license to a Licensee hereunder. Each Licensor may retain all amounts recovered by such Licensor in any such action (including by settlement or other disposition), unless otherwise agreed in writing by the Parties.

Section 4.03           Cooperation. Upon a Licensor’s request, an applicable Licensee shall provide reasonable assistance and cooperation in connection with any activities undertaken by such Licensor pursuant to Section 4.01 or 4.02. Such Licensor shall keep such Licensee reasonably informed of the status of any such activities and shall reimburse such Licensee for its reasonable out-of-pocket costs and expenses incurred in connection therewith.

Section 4.04           No Obligation. Nothing in this IP License Agreement will obligate any Party to file, prosecute, maintain, register, or bring any action or other proceeding against any Third Party for infringement or misappropriation of, or to defend against any challenge to, any Licensed IP, or take any other step to protect any Intellectual Property, except as expressly provided in Section 4.03.

Article V

CONFIDENTIALITY

Section 5.01           Confidentiality. The Parties acknowledge and agree that the confidentiality obligations set forth in the Separation Agreement apply to a Party’s Confidential Information hereunder, mutatis mutandis. Without limiting the foregoing, each Licensee shall, and shall ensure that its Affiliates: (i) use at least the same standard of care to protect and safeguard the confidentiality of all Trade Secrets of a Licensor or its Affiliates included in the Licensed IP received by such Licensee or its Affiliates as they use to protect their own Trade Secrets (but no less than reasonable care); and (ii) not use or disclose, or permit to be used or accessed, such licensed Trade Secrets except in accordance with the license granted in Section 2.01 or Section 2.02, as applicable. Each Party shall promptly provide written notice to the other Party of any suspected or actual breach of its confidentiality obligations in this Section 5.01.

Article VI

Disclaimer of Warranties; Limitation of Liability

Section 6.01           Disclaimer of Warranties. EACH OF SPINCO LICENSEE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) AND PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) UNDERSTANDS AND AGREES THAT ALL LICENSED IP IS BEING LICENSED ON AN “AS IS” BASIS. NO PARTY IS MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND UNDER THIS IP LICENSE AGREEMENT (INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, OR SCOPE OF THE LICENSED IP), AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES.

Section 6.02           Limitation of Liability. NO PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, OR FOR ANY LOSS OF ACTUAL OR ANTICIPATED PROFITS, ARISING IN ANY WAY OUT OF THIS IP LICENSE AGREEMENT OR THE USE OF THE LICENSED IP, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), STATUTE, OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER ANY PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS DO NOT APPLY TO (A) THIRD-PARTY CLAIMS THAT ARE SUBJECT TO INDEMNIFICATION UNDER Article VIII; OR (B) LOSSES ARISING OUT OF OR RELATING TO A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER Section 5.01.

Section 6.03           Acknowledgment. For the avoidance of doubt, notwithstanding anything in this IP License Agreement to the contrary, the Parties acknowledge and agree that nothing in this IP License Agreement is intended to limit or restrict any of the representations, warranties, or remedies available to the Parties or their Affiliates under the Separation Agreement or any of the other Transaction Documents.

Article VII

Term and Termination

Section 7.01           Term. This IP License Agreement is effective as of the Effective Date and will continue in effect, on a Licensed IP-by-Licensed IP basis, until the expiration, invalidation, or other loss of protection under applicable Law of such Licensed IP, unless earlier terminated in accordance with Section 7.02 (the “Term”).

Section 7.02           Termination.

(a)            Either Parent Licensors or Parent Licensee may terminate this IP License Agreement on written notice to SpinCo Licensors or SpinCo Licensee if SpinCo Licensors or SpinCo Licensee materially breaches this IP License Agreement and fails to cure such breach within ninety (90) days after receiving written notice thereof. Either SpinCo Licensors or SpinCo Licensee may terminate this IP License Agreement on written notice to Parent Licensors or Parent Licensee if Parent Licensors or Parent Licensee materially breaches this IP License Agreement and fails to cure such breach within ninety (90) days after receiving written notice thereof.

(b)            In the event of termination of this IP License Agreement under Section 7.02(a): (i) the breaching Party shall, and shall cause its Subsidiaries, Affiliates, and sublicensees, promptly cease all use of the Licensed IP; (ii) all rights and licenses granted to such breaching Party and its Subsidiaries, Affiliates, and sublicensees under this IP License Agreement will immediately revert to the non-breaching Party; and (iii) the rights and licenses granted by the breaching Party to the non-breaching Party and its Subsidiaries and Affiliates will survive such termination but remain subject to the terms and conditions of this IP License Agreement.

Section 7.03           Survival. The rights and obligations of the Parties set forth in Section 3.01 (Ownership of Licensed IP), Section 3.02 (Improvements), Section 5.01 (Confidentiality), Article VI (Disclaimer of Warranties; Limitation of Liability), Article VIII (Indemnification), Article IX (Other Separation Agreement Provisions), and Article X (Miscellaneous) will survive any expiration or termination of this IP License Agreement.

Article VIII

Indemnification

Section 8.01           Indemnification.

(a)            Parent (the “Indemnifying Parent Party”) shall indemnify, defend, and hold harmless SpinCo Licensee and its Affiliates and its and their officers, directors, employees, agents, successors, and assigns (collectively, “Indemnified SpinCo Parties”) from and against any and all Losses arising out of, relating to, or resulting from (a) breach of this IP License Agreement by Parent or its Affiliates; or (b) use of the Licensed IP by or on behalf of the Indemnifying Parent Party or its Affiliates or sublicensees after the Effective Date.

(b)            SpinCo Licensors and SpinCo Licensee (the “Indemnifying SpinCo Party”) shall indemnify, defend, and hold harmless Parent and its Affiliates and its and their officers, directors, employees, agents, successors, and assigns (collectively, “Indemnified Parent Parties”) from and against any and all Losses arising out of, relating to, or resulting from (a) breach of this IP License Agreement by SpinCo or its Affiliates; or (b) use of the Licensed IP by or on behalf of the Indemnifying SpinCo Party or its Affiliates or sublicensees after the Effective Date.

Section 8.02           Indemnification Procedures. The indemnification procedures set forth in Section 6 of the Separation Agreement are hereby incorporated into this IP License Agreement mutatis mutandis.

Section 8.03           Tax Treatment. Any indemnity payments made between Parent and SpinCo Licensee under this Agreement shall be reported for US federal income tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, immediately before the Effective Date or as payments of an assumed or retained liability.

Article IX

Other Separation Agreement Provisions

Section 9.01           Other Separation Agreement Provisions.

(a)            Article IX of the Separation Agreement is hereby incorporated into this IP License Agreement mutatis mutandis; provided that, in the event of any conflict between the provisions of Article IX of the Separation Agreement and this IP License Agreement, the provisions of this IP License Agreement shall control.

(b)            This IP License Agreement, including the provisions herein expressly providing for indemnification, shall be subject to the indemnification provisions of Article VI of the Separation Agreement; provided that, in the event of any conflict between such indemnification provisions, the indemnification provisions in this IP License Agreement shall control.

(c)            Article XI of the Separation Agreement is hereby incorporated into this IP License Agreement mutatis mutandis. In the case of any permitted assignment of this Agreement, all rights and obligations herein are binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

Article X

Miscellaneous.

Section 10.01         Entire Agreement. Except as otherwise expressly provided in this IP License Agreement, this IP License Agreement, together with the Separation Agreement and the other Ancillary Agreements, constitutes the entire agreement of the parties hereto with respect to the subject matter of this IP License Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matters addressed herein. In the event of any conflict between the provisions of this IP License Agreement and the provisions of the Separation Agreement or any other Ancillary Agreements, the terms and conditions of this IP License Agreement will control.

Section 10.02         Third-Party Beneficiaries. Except for the rights of the members of each Party’s Group as set forth herein, and for the indemnification rights under this IP License Agreement of any Indemnified Party, (a) the provisions of this IP License Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this IP License Agreement and this IP License Agreement shall not provide any Third Party with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this IP License Agreement.

Section 10.03         Notices. All notices or other communications under this IP License Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) upon written confirmation of receipt after transmittal by electronic mail or (d) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to Parent or any Parent Licensor, to:

BorgWarner Inc.

3850 Hamlin Road

Auburn Hills, MI 48326

Attention: General Counsel

with a copy, which shall not constitute notice, to:

BorgWarner Inc.

3850 Hamlin Road

Auburn Hills, MI 48326

Attention: Chief IP Counsel

If to SpinCo Licensee or any SpinCo Licensee, to:

PHINIA Inc.

3000 University Drive

Auburn Hills, MI 48326

Attention: General Counsel

Section 10.04         Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this IP License Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this IP License Agreement. Section or schedule references are to the articles, sections and schedules of or to this IP License Agreement unless otherwise specified. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this IP License Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein). The word “including” and words of similar import when used in this IP License Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References herein to any Law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder. Except as expressly set forth in this IP License Agreement, Parent and SpinCo Licensee (or their respective Parent or SpinCo Group members) shall make, or cause to be made, any payment that is required to be made pursuant to this IP License Agreement as promptly as practicable and without regard to any local currency constraints or similar restrictions. In the event that an ambiguity or question of intent or interpretation arises, this IP License Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof.

Section 10.05         Relationship of the Parties. Nothing contained in this IP License Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and none of Parent Licensors and Parent Licensee, on the one hand, or SpinCo Licensors and SpinCo Licensee, on the other hand, has authority to contract for or bind the other in any manner whatsoever.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this IP License Agreement to be executed by their duly authorized representatives as of the Effective Date.

BorgWarner Inc.

Name	Tonit M. Calaway
Position	Authorized Signor
Date	June 30, 2023
Signature	/s/ Tonit M. Calaway

Delphi Technologies IP Limited

Name	John M. Howard
Position	Director
Date	June 30, 2023
Signature	/s/ John M. Howard

PHINIA Technologies, Inc.

Name	Fara Karam
Position	Assistant Secretary
Date	June 30, 2023
Signature	/s /Fara Karam

BorgWarner Luxembourg Operations S.à.r.l.

Name	Markus Edwin Turke
Position	Manager
Date	June 30, 2023
Signature	/s/ Markus Edwin Turke